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                                                                   EXHIBIT 3.106

                CERTIFICATE OF RESTATED ARTICLES OF INCORPORATION
                                       OF
                       PRODUCT DESIGN & ENGINEERING, INC.

     We, A. J. PORTER and JOSEPH J. DUDLEY, the President and Secretary, respectively, of Product Design & Engineering, Inc., a Minnesota corporation; do hereby certify that by a writing signed by all of the shareholders of said corporation on November 24, 1960, the Restated Articles of Incorporation herein set forth were duly authorized and adopted. Said Restated Articles of Incorporation supersede and take the place of the existing Articles of Incorporation and all amendments thereto of said corporation. Said Restated Articles of Incorporation are as follows:

     1. The name of this corporation is Product Design & Engineering, Inc.

     2. The purposes of this corporation are as follows:

     To manufacture, produce, buy, sell, operate, lease, hold and deal in machines, machine tools, parts and equipment;

     To operate a machine shop and to manufacture, produce, assemble, service and deal in products, goods, wares and merchandise of all kinds and of every nature whatsoever;

     To engage in the business of designing, engineering and developing products, machines, devices, assemblies, processes and methods;

     To acquire, develop, purchase, hold, license, use, sell, lease and deal in patents, licenses, processes and the like;

     To acquire, hold, pledge, hypothecate, sell or otherwise dispose of the shares, bonds, securities and other evidences of indebtedness of any person or of any domestic or foreign corporation;

     To purchase, lease or otherwise acquire, hold, sell, exchange, transfer, repair, maintain, improve, mortgage, pledge or otherwise hypothecate, and in any other manner deal in and deal with real property, mixed and personal property wherever situated.

     3. The period of duration of this corporation shall be perpetual.

     4. The location and post office address of the registered office of this corporation is 750 Florida Avenue South, Minneapolis, Minnesota.

     5. The total authorized number of shares of this corporation is Six Hundred Thousand (600,000) shares of the par value of $.10 per share designated as Common Shares. Voting by shareholders may be cumulative.

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     6. The amount of stated capital of this corporation is Eighteen Thousand
Four Hundred and Seventy-five Dollars ($18,475.00).

     7. The names and post office addresses of the directors of this corporation are as follows:

        NAME                            POST OFFICE ADDRESS

  Alvin Jerry Porter                    750 Florida Avenue South
                                        Minneapolis, Minnesota

  Donald W. Mathison                    750 Florida Avenue South
                                        Minneapolis, Minnesota

  Victor S. Gordon                      750 Florida Avenue South
                                        Minneapolis, Minnesota

  Joseph J. Dudley                      750 Florida Avenue South
                                        Minneapolis, Minnesota

  Walter Rasmussen                      750 Florida Avenue South
                                        Minneapolis, Minnesota

  Frank W. Hetman                       750 Florida Avenue South
                                        Minneapolis, Minnesota

  Jacob W. Aro                          750 Florida Avenue South
                                        Minneapolis, Minnesota

     8. The shareholders of this corporation shall have no preemptive right to subscribe to any issue of shares of this corporation now or hereafter made.

     9. The Board of Directors of this corporation shall have authority (a) to accept or reject subscriptions for shares made after incorporation, (b) to fix the terms and conditions of rights to convert any of its securities into shares of any class or classes, and (c) to authorize the issuance of such conversion rights or options.

     10. The Board of Directors shall have authority to make and alter the By-laws of this corporation subject to the power of the shareholders to change or repeal such By-laws.

     11. The holders of a majority of the outstanding shares shall have power to authorize the sale, pledge, exchange or other disposal of all or substantially all of the property and assets of this corporation including its good will, to amend the Articles of Incorporation of this corporation and adopt or reject an agreement of consolidation or merger.

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     Upon the foregoing Restated Articles of Incorporation becoming effective, each then outstanding share of the par value of $10 per share shall be reclassified into and become One Hundred Twenty-five (125) Common Shares of the par value of $.10 per share. Each holder of a certificate or certificates stated to represent shares of the par value of $10 per share upon surrender of his certificate or certificates therefor to the corporation shall be entitled to receive a certificate or certificates representing the number of Common Shares of this corporation of the par value of $.10 per share to which he is entitled in accordance with the provisions of this paragraph, and until so surrendered said certificate or certificates stated to represent such shares of the par value of $10 per share shall be treated for all purposes as evidencing the appropriate number of shares of the par value of $.10 per share.

     IN WITNESS WHEREOF, We have hereunto set our hands and the seal of Product Design & Engineering, Inc. this 29th day of November, 1960.

                                                     /s/ A. J. Porter
                                                     ---------------------------
                                                     A. J. Porter, President

                                                     /s/ Joseph J. Dudley
                                                     ---------------------------
                                                     Joseph J. Dudley, Secretary
(Corporate Seal)

STATE OF MINNESOTA  )
                    (  ss
COUNTY OF HENNEPIN  )

     On this 29th day of November, 1960, before me, a Notary Public within and for said County, personally appeared A. J. PORTER and JOSEPH J. DUDLEY, to me personally known, who being each by me duly sworn, did say that they are, respectively, the President and Secretary of Product Design & Engineering, Inc., the corporation named in the foregoing instrument, that the seal affixed to said instrument is the seal of said corporation; that said instrument was signed and, sealed in behalf of said corporation by authority of its shareholders; and said
A. J. PORTER and JOSEPH J. DUDLEY acknowledged said instrument to be their free act and deed.

[SEAL]                                       /s/ Joseph E. Salland
[ILLEGIBLE]                                  -----------------------------------
                                                      JOSEPH E. SALLAND
                                             Notary Public, Ramsey County, Minn.
                                            My Commission Express April 29, 1961